Exhibit 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

This Third Amendment to Loan Agreement (“Amendment”) is dated as of October 31, 2008, by and among J. ALEXANDER’S CORPORATION, J. ALEXANDER’S RESTAURANTS, INC., both Tennessee corporations (collectively referred to as the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower and Lender entered into that certain Loan Agreement dated May 12, 2003, as amended by that certain First Amendment to Loan Agreement dated January 20, 2004, as amended by that certain Second Amendment to Loan Agreement dated September 20, 2006 (the “Loan Agreement”); and

WHEREAS, Borrower has requested and Lender has agreed to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

1.           Capitalized terms not defined herein shall have the meaning contained in the Loan Agreement.

2.           Section 1(b) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:

“(b)	“Applicable Margin” means for any Fiscal Quarter the applicable rate per annum in excess of the LIBOR Fixed Rate set forth in the table below:

LEVEL	Ratio of Adjusted Debt to EBITDAR	Applicable Margin	Unused Commitment Fee %
I	Less than or equal to 2.50	2.25%	0.25%
II	Less than or equal to 3.00 but greater than 2.50	2.75%	0.50%
III	Less than or equal to 4.00 but greater than 3.00	3.25%	0.50%
IV	Greater than 4.00	3.75%	0.75%

3.           Section 1(d) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:

“(d)
“Base Rate” means the LIBOR Fixed Rate plus the Applicable Margin.  For purposes hereof, the Applicable Margin will be that shown as Level II in the table contained in the definition of Applicable Margin for the period from October 17, 2008 until delivery by Borrower of the quarterly financial statements of the Borrower in accordance with Section 17(b) for the Fiscal Quarter ending September 28, 2008.  Upon receipt of the Borrower’s quarterly financial statements for such Fiscal Quarter, Lender shall determine if the results of such financial statements justify resetting the Applicable Margin to another Level, and if so, then the Applicable Margin shall be retroactively adjusted as of the first day of the then Fiscal Quarter to Level I, II, III, or IV, as applicable, and shall continue to the last day of such Fiscal Quarter. This will continue each Fiscal Quarter thereafter.  If Borrower fails to deliver the quarterly financial statements in accordance with time limits set forth in Section 17(b), the Applicable Margin shall be retroactively adjusted as of the first day of the then Fiscal Quarter to Level III.”

4.           Effective September 28, 2008, Section 34(a) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:

“(a)
Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio measured at the end of each fiscal quarter computed on a trailing four quarters basis shall be at least 1.50 to 1.00.  For purposes hereof, the Fixed Charge Coverage Ratio is defined as: (Net Income (excluding the effect of any extraordinary or non-recurring gains or losses) plus depreciation and amortization plus interest expense plus rent payments plus non-cash FASB 123R items, i.e., stock based compensation plus changes in the valuation allowance for deferred tax assets, minus the greater of i) total store maintenance capital expenditures (excluding major remodeling or image enhancements), or ii) the total number of Borrower’s stores operating for at least 18 months multiplied by $40,000.00) divided by (interest expense plus rent payments plus current maturities of long term debt plus current maturities of capital leases, plus an amount equal to the aggregate value of all stock redemptions during the applicable period).”

5.           Effective September 28, 2008, Section 34(b) of the Loan Agreement is hereby deleted in its entirety and in lieu thereof shall read as follows:

“(b)
Maximum Adjusted Debt to EBITDAR Ratio.  The Maximum Adjusted Debt to EBITDAR Ratio measured at the end of each fiscal quarter computed on a trailing four quarters basis shall be less than 4.50 to 1.00 through March 29, 2009 and 3.50 to 1.00 at the end of each fiscal quarter thereafter.  For purposes hereof, the Maximum Adjusted Debt to EBITDAR Ratio is defined as the ratio of (i) total Funded Debt minus Invested Funds plus (rent payments multiplied by 8), to (ii) EBITDAR.  For purposes hereof, Invested Funds is defined as short term, liquid investments such as money markets with maturities less than one year in length, and cash and cash equivalents; provided that investments into any joint venture or any endeavor not consistent with the Borrower’s core restaurant operating business without the written consent of Lender shall be specifically excluded.  For purposes hereof, EBITDAR is defined as the sum of Net Income for such period (excluding the effect of any extraordinary or non-recurring gains or losses) plus an amount which, in the determination of Net Income for such period has been deducted for (i) interest expense for such period;  (ii) total federal, state, foreign or other income taxes for such period; (iii) all depreciation and amortization for such period; (iv) rent payments; and (v) non-cash FASB 123R items, i.e., stock based compensation, all as determined in accordance with GAAP.”

6.           Collateral, Security Interest & Liens.  Borrower hereby acknowledges that the Revolving Loan is secured by the Lender’s security interest and liens in certain real property located in Lyndhurst, Ohio and Northbrook, Illinois, as evidenced by that certain Open End Mortgage Deed, Security Agreement and Assignment of Rents and Leases made by J. Alexander’s Corporation in favor of Lender dated May 12, 2003 and of record as instrument no. 200305230500, Cuyahoga County, Ohio Recorder’s Office; and that certain Mortgage dated May 12, 2003 made by J. Alexander’s Restaurants, Inc. in favor of Lender and of record as Instrument No. 0317517012, Cook County, Illinois, Recorder of Deeds, both as amended.  Furthermore, Borrower has executed in favor of Lender those certain Negative Pledge Agreements whereby Borrower has agreed to refrain from granting a security interest or lien in certain real property owned by Borrower as more particularly set forth therein.

7.           Representations & Warranties; Waiver & Release.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Lender that after giving effect to this Amendment:  (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Loan Documents except those events, if any, that have been disclosed in writing to the Lender or waived in writing by the Lender, (b) the representations and warranties in the Loan Agreement are true as of the date of this Amendment as if made on the date of this Amendment (except with regard to matters expressed only as of a specific time or which have been supplemented or superseded by disclosures to Lender in writing), (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.  Borrower further acknowledges that Borrower’s obligations evidenced by the Loan Documents are not subject to any counterclaim, defense or right of set-off and Borrower does hereby release Lender from any claim, known or unknown, that Borrower may have against Lender as of the execution of this Amendment.

8.           Conditions.  This Amendment will be effective when the Lender receives the following items, in form and content acceptable to the Lender:

(a)
If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

(b)	Payment by the Borrower of a loan modification fee in the amount of Fifteen Thousand Dollars ($15,000.00).

(c)	Payment by the Borrower of all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by the Lender in connection with this Amendment.

9.           Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  The validity, construction and enforcement hereof shall be determined according to the substantive laws of the State of Tennessee.

10.         Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.           FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective the day and year first above written (except as otherwise set forth herein).

BANK OF AMERICA, N.A. By: /s/ William H. Diehl Title: Senior Vice President	J. ALEXANDER’S CORPORATION By: /s/ R. Gregory Lewis Title: Vice President and Chief Financial Officer
J. ALEXANDER’S RESTAURANTS, INC. By: /s/ R. Gregory Lewis Title: Vice President